                                                                   Exhibit 10.18

                           HOME FEDERAL SAVINGS BANK

                           EXECUTIVE COMPENSATION PLAN

                                  FOR DIRECTORS

                       AMENDED AND RESTATED PLAN AGREEMENT



  WHEREAS, Home Federal Savings Bank, formerly Home Federal Savings & Loan Association of Hagerstown, Maryland, desires to retain and reward the services of certain members of its Board of Directors who elect to participate and recognizes that the loss of services of any member of such group would result in a substantial loss to the Bank; and

  WHTREAS, Home Federal Savings Bank established an Executive Compensation Plan for Directors to recognize the services rendered in the past and to be rendered in the future by the members of such group until the respective dates of their retirement; and

  WHEREAS, The Home Federal Savings Bank Executive Compensation Plan for Directors provides and allows for the amendment of any existing Plan agreement;

  NOW, THEREFORE, Home Federal Savings Bank hereby amends the Executive Compensation Plan for Directors as hereinafter set forth.

                             ARTICLE 1 - DEFINITIONS

1.1 BANK: Home Federal Savings Bank, any subsidiary thereof which employs a Participant, any predecessor corporation or business, and any corporation or business which has merged into or consolidated with or substantially all of whose assets were acquired by Home Federal Savings Bank or any successor corporation.

1.2 PARTICIPANT: A participant shall be a Director of the Bank who is so designated by the Board of Directors and who has executed an application for participation pursuant to Article 2.1.

1.3 PLAN: The Plan shall consist of this document and any amendments thereto.

1.4 INSURER: John Hancock Mutual Life Insurance Company or another insurer chosen by the Bank for any substandard risk classification.

1.5 BENEFICIARY: Any person or persons, as designated pursuant to Article 4.4, to whom any benefits may be payable upon the death of a Participant pursuant to Article 3.1 or 3.3.

1.6 NORMAL RETIREMENT DATE: The first day of the month following the 65th or 72nd birthday of the Participant, depending on the option selected by the individual Director. In no event will payments be made prior to the fifth anniversary of said Director's participation in the Plan regardless of age. Retirement shall not be postponed beyond age 72 for purposes of this Agreement and Plan. At the request of the Participant, and if the Bank agrees, service may continue beyond the Participant's Normal Retirement Date; however, payment of benefits under this Plan will commence at the Normal Retirement Date.

1.7 CONSTRUCTION: The masculine gender shall be deemed to include the feminine and neuter genders; the feminine to include the masculine; the singular to include the plural; and the plural to include the singular; in each case where appropriate.

1.8 TOTAL DISABILITY: Disability or incapacity of a Participant hereunder during his or her term of service as a Director deemed "total disability" shall constitute such incapacity of a Participant as a result of bodily injury or disease or mental disease that he or she is unable to perform the routine duties as a Director of the Bank. However, no such "total disability" shall be deemed to exist if such "total disability" results wholly or partially from willfully and intentionally self-inflicted injury.

1.9      ORIGINAL EFFECTIVE DATE OF PLAN: July 1, 1982

1.10     EFFECTIVE DATE OF THIS PLAN AMENDMENT & RESTATEMENT: January 1, 1993


                            ARTICLE 2 - PARTICIPATION

2.1 Eligibility for participation in this Plan shall be restricted to those Directors who are designated as Participants in this Plan by the Board of Directors. A Director so eligible shall become a Participant BY filing with the Bank a written application for participation in form satisfactory to the Bank within sixty (60) days of the date when he is first notified in writing that he is eligible to participate. Said application may, at the option of the Bank, be in the form of an application for insurance coverage pursuant to Article 4.1. If such application is not filed within such sixty (60) day period, participation thereafter shall not be permitted except with the written approval of the Board of Directors.

2.2 A Participant shall continue to be covered by the Plan until the earliest date on which any of the following events occur:

         a. A Participant notifies the Bank in writing that he no longer wishes to participate;

         b. Termination of service other than by retirement, disability, or death, except as set forth in Section 2.4 herein;

2.3 Should a Participant's participation be terminated under Article 2.2, he will be entitled to receive a benefit commencing at the earlier of his death or his Normal Retirement Date. Such benefit shall be an amount determined based upon the actual number of years of participation under this Plan.

2.4 In the event of the merger or acquisition of the Bank by a successor, all benefits outlined on Schedule A hereof will be provided regardless of years of participation to all Directors deemed as Participants on the effective date of such merger or acquisition, irrespective of whether or not the Bank retains its Board of Directors thereafter.

2.5 In the event a Participant is granted one or more leaves of absence exceeding in the aggregate twenty-four (24) consecutive months, his service will be deemed to have terminated under Article 2.2 on the first date such leave or leaves commence unless specifically waived by the Board of Directors.

2.6 Should a Participant's participation be terminated under Article 2.2, he may not thereafter be covered by the Plan, except upon approval by the Board of Directors.

                              ARTICLE 3 - BENEFITS

3.1 DEATH BENEFITS (PRIOR TO PARTICIPANT'S RETIREMENT): If a Participant should die prior to his retirement, a benefit shall be payable to the Participant's Beneficiary in such amount as shall be endorsed on Schedule A of this Plan. Said benefit shall be payable on a monthly basis at one-twelfth the annual amount and shall be payable for ten
         (10) years certain and continuous.

         At the Bank's sole discretion, a lump sum settlement may be made which will be the equivalent of such payments due said Beneficiary.

3.2 NORMAL RETIREMENT BENEFIT (NORMAL RETIREMENT): If a Participant has at least five years of participation under the Plan, commencing on his Normal Retirement Date, he shall be paid by the Bank an annual normal retirement benefit in such amount as shall be endorsed on Schedule A of this Plan. Said benefit shall be payable on a monthly basis at one-twelfth the annual amount and shall be payable during his lifetime for a maximum of ten (10) years. At the Bank' s sole discretion, but only at the request of the Participant, an optional form of settlement may be made which will be the equivalent of said benefit.

3.3 DEATH BENEFITS (SUBSEQUENT TO PARTICIPANT'S RETIREMENT): In the event that a Participant dies prior to receiving all of the payments to which he is entitled under Article 3.2, any installments still due will be continued to his designated Beneficiary.

         At the Bank's solo discretion, a lump sum settlement may be made which will be the equivalent of such payments due said Beneficiary.

3.4 BENEFITS IN THE EVENT OF DISABILITY: Should a Participant suffer a "Total Disability" as hereinabove defined, benefits under the Plan shall become fixed in such amount as shall be endorsed on Schedule A of this Plan. Should the disabled Participant die prior to reaching age 65, his or her Beneficiary shall be entitled to death benefits as provided in 3.1. If the disabled Participant should survive to age 65, he or she shall be entitled to the benefits as provided under Articles
         3.2 and 3.3.

         In the event of such "Total Disability," the five (5) years of participation under the Plan normally required of the Participant in
         Article 3.2 will be waived.

3.5 EXCLUSIONS: In the event a Participant commits suicide, while sane or insane, within two (2) years from the date of issue of any life insurance policy(ies) purchased on the life of said Participant pursuant to Article 4.1, the portion of benefits funded by such policy(ies) will not be payable if, within said two-year period, fraudulent misrepresentations of any facts material to the application for insurance hereunder are discovered.


                              ARTICLE 4 - INSURANCE

4.1 The death benefits provided for under Articles 3.1 and 3.3 will be provided by the purchase of insurance from the Insurer. The Participant shall cooperate fully with the Bank by submitting to all necessary medical examinations and by submitting such information to the Bank or to the Insurer as may be required.

4.2 No Participant shall have any rights in, or under any insurance policy purchased by the Bank pursuant to this Plan so long as the Bank is the owner thereof.

4.3 The Insurer shall not be a party to this Plan and shall be governed and bound only by the terms of insurance contracts issued by it. Nothing in this Plan shall be construed to require the Insurer to take action that is inconsistent with its rule and administrative practices.

4.4 Upon applying for participation in the Plan, each Participant shall designate on a form satisfactory to the Bank a Beneficiary or Beneficiaries for any benefits which may become payable hereunder in the event of his death. Any such Beneficiary can be changed by a Participant upon giving written notice to the Bank.

         The Beneficiary will be the person or persons named on the Beneficiary Designation Form most recently filed with the Bank at the time of the Participant's death.

                      ARTICLE 5 - AMENDMENT AND TERMINATION

5.1 Although the Bank intends to continue this Plan, its continuance is not guaranteed to persons with whom there is not an executed Participation Agreement in existence. The Bank reserves the right to amend or terminate the Plan at any time except in respect to persons with whom there is in existence an executed Participation Agreement.

5.2 The Bank shall have the right to amend, discontinue, sell, assign, surrender or cancel any insurance policy(ies) purchased pursuant to
         Article 4.1.

5.3 Notwithstanding the provisions of Articles 5.1 and 5.2 above, if the Bank has commenced payment of the Normal Retirement Benefit to any Participant under Article 3.1 or if any Participant should die while this Plan is in effect, then the Bank shall continue to make the payments called for under Articles 3.1, 3.2, 3.3, and/or 3.4 to such Participant or his Beneficiary.

                            ARTICLE 6 - MISCELLANEOUS

6.1 The Plan shall under no circumstances be deemed to have any effect upon the terms or conditions of service as a Director of the Bank whether or not he is a Participant hereunder. The establishment and maintenance of this Plan shall not be construed as creating or modifying any contract between the Bank and any of its Directors, nor is it in lieu of any other benefits. This Plan shall under no circumstances be deemed to constitute a contract of insurance or employment.

6.2 Participation by any Director in this Plan shall not give such person the right to be employed by the Bank or any right or interest in this Plan other than as provided herein.

6.3 Benefits under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by any Participant or Beneficiary and any attempt to do so shall be null and void. Benefits under this Plan shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any Participant or of any Beneficiary, nor may the same be subject to attachment or seizure by any creditor or any Participant or any Beneficiary under any circumstances.

6.4 In the event of a Participant's retirement or death, he or his Beneficiary, as the case may be, should notify the Bank promptly and the Bank will the provide a claimant's statement form for completion which should be returned to the Bank, together with an official death certificate, if applicable. In the event that any claim hereunder is denied, the Bank will provide adequate notice in writing to such Participant or Beneficiary, setting forth the specific reasons for such denial and, in addition, the Bank will afford reasonable opportunity for a full and fair review of those reasons.

Attest to Signature                 HOME FEDERAL SAVINGS BANK
and Corporate Seal:

                                    By:
----------------------                 ----------------------
Secretary - Cashier

                                  SCHEDULE I TO
                            HOME FEDERAL SAVINGS BANK
                           EXECUTIVE COMPENSATION PLAN
                                  FOR DIRECTORS
                       AMENDED AND RESTATED PLAN AGREEMENT

         The following persons participate in the Home Federal Savings Bank Executive Compensation Plan for Directors Amended and Restated Plan Agreement.

J.A. Abott
G.W. Bushey
M.W. Dutton, Jr.
M.C. Foltz, II
W.H. Gelbach, Jr.
L.S. Harrison
B.B. Kunkelman
J.Snyder